State of Delaware
Secretary of State
Division of Corporations
Delivered 01:39 PM 11/05/2021
FILED 01:39 PM 11/05/2021
SR 20213718893 - File Number 3488164

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of
Global Arena Holding, Inc.

resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FIFTH" so that, as amended, said Article shall be and read as follows:

FIFTH: Authorized Shares. The Corporation is authorized to issue 4,000,000,000 shares of Common Stock, $0.001 par value ("Common Stock") and 2,000,000 shares of Preferred (Continued on attached document)

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 5th day of November, 2021.

By: [signature]
Authorized Officer

Title: Chief Executive Officer

Name: John Matthews
Print or Type

By changing Article FIFTH thereof so that, as amended, said Article shall be and read as follows:

FIFTH: Authorized Shares. The Corporation is authorized to issue 4,000,000,000 shares of Common Stock, $0.001 par value ("Common Stock") and 2,000,000 shares of Preferred Stock, $0.001 par value ("Preferred Stock"). The board of directors may provide for the issuance of the preferred shares in one or more series, and may determine the preferences, limitations, and relative rights of each such series, by resolution of the board.

Fourth: this amendment will be effective on November 6, 2021.